EXHIBIT 3.46

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 6056399

The Registrar of Companies for England and Wales hereby certifies that GC IMPSAT HOLDINGS II LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 17th January 2007